Exhibit 99.1

CST BRANDS, INC. ANNOUNCES MERGER AGREEMENT WITH ALIMENTATION

COUCHE-TARD INC. IN A $4.4 BILLION CASH MERGER TRANSACTION

Transaction Creates a Leading North American Convenience Store Operator Committed to Customer

Service and Operational Excellence

Delivers Immediate and Compelling Value to CST Stockholders

Merged Company Values Maintaining Significant Presence in San Antonio

SAN ANTONIO, August 22, 2016 – CST Brands, Inc. (NYSE: CST), one of the largest independent retailers of motor fuels and convenience merchandise in North America, today announced that its Board of Directors has unanimously approved a definitive merger agreement with Alimentation Couche-Tard Inc. (TSX: ATD.A ATD.B) (“Couche-Tard”), under which Couche-Tard will acquire all of the shares of CST for $48.53 per share in cash, representing a total enterprise value of approximately $4.4 billion, including the assumption of net debt.

The transaction value represents a premium of approximately 42 percent to CST’s closing stock price on March 3, 2016, the last date prior to CST announcing that its Board commenced an exploration of strategic alternatives to further enhance stockholder value. The transaction also represents a premium of approximately 61 percent since May 1, 2013, the last date prior to regular way trading of CST following the Company’s spin off.

Couche-Tard is a global leader in the convenience and fuel retail industry, with a strong Circle K brand across the U.S. Together, Couche-Tard and CST will join on the journey to become the world’s preferred destination for convenience and fuel.

“After the Board’s comprehensive review of strategic alternatives to enhance stockholder value, we are pleased to reach this agreement with Couche-Tard, which we expect to provide immediate and compelling value to our stockholders,” said Kim Lubel, Chairman, Chief Executive Officer and President of CST. “Our Board believes that Couche-Tard is an ideal partner for CST. With Couche-Tard, we will build upon an extensive and attractive convenience and fuel network with enhanced scale and global reach to best position the combined company for future growth. Importantly, our employees will benefit from new opportunities for career development as part of a larger, global company. We look forward to working closely with Couche-Tard to seamlessly complete the transaction and ensure a smooth integration.”

New Circle K Division in San Antonio

Upon completion of the transaction, Circle K will establish a new business unit in San Antonio with attached shared services operations.

Transaction Details and Approvals

Couche-Tard expects to finance the transaction with available cash, its existing credit facilities and a new term loan. The transaction is currently expected to close early calendar year 2017, subject to the approval of CST’s stockholders and regulatory approvals in the United States and Canada.

Advisors

BofA Merrill Lynch is serving as lead financial advisor and J.P. Morgan Chase is also serving as financial advisor to CST. Wachtell, Lipton, Rosen & Katz and Stikeman Elliott are acting as legal advisors to CST.

About CST Brands, Inc.

CST Brands, Inc. (NYSE: CST), a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs over 14,000 Team Members at over 2,000 locations throughout the Southwestern United States, Georgia, Florida, New York and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and prepared fresh food. In the U.S., Corner Stores, Nice N Easy Grocery Shoppes, and Flash Foods stores proudly sell a broad offering of branded and unbranded fuel and proprietary baked goods and fresh food, packaged private label products, U Force energy and sport drinks, Freestyle soft drinks and signature ICEE drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee, proprietary baked goods and fresh food and private label packaged goods. CST also owns the general partner of CrossAmerica Partners LP, a master limited partnership and wholesale distributor of fuels, based in Allentown, Pennsylvania. For more information about CST, please visit www.cstbrands.com.

Important Additional Information

In connection with the proposed transaction, CST intends to file a proxy statement and other relevant documents concerning the proposed transaction with the SEC. The definitive proxy statement will be sent or given to CST stockholders and will contain important information about the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, WHEN THEY BECOME AVAILABLE. Investors and security holders will be able to obtain a copy of the proxy statement as well as other documents filed with the SEC free of charge at the SEC’s website at http://www.sec.gov. In addition, the proxy statement, the SEC filings that will be incorporated by reference in the proxy statement and the other documents filed with the SEC by CST may be obtained free of charge from CST’s Investor Relations page on its corporate website at http://www.cstbrands.com.

Certain Information Concerning Participants

CST and its directors, executive officers, and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from CST stockholders in connection with the proposed transaction. Information about the directors and executive officers of CST is set forth in CST’s Annual Report on Form 10-K for the year ended December 31, 2015 and the proxy statement on Schedule 14A for CST’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2016. Additional information regarding participants in the proxy solicitation may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available.

Forward Looking Statements

Statements made in this press release relating to future plans, events, or financial condition or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of words such as “expect,” “plan,” “anticipate,” “intend,” “outlook,” “guidance,” “believes,” “should,” “target,” “goal,” “forecast,” “will,” “may” or words of similar meaning. Forward-looking statements are likely to address matters such as the companies’ respective or combined anticipated sales, expenses, margins, tax rates, capital expenditures, profits, cash flows, liquidity and debt levels, as well as their pricing and merchandising strategies and their anticipated impact and intentions with respect to acquisitions, the construction of new stores, including additional quick service restaurants, and the remodeling and addition of new equipment and products to existing stores. These forward-looking statements are based on the companies’ current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements.

The following factors, among others, could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the transactions contemplated by the merger agreement in a timely manner or at all, including due to the failure to obtain the required stockholder approval or failure to receive necessary governmental or regulatory approvals required to complete the transactions contemplated by the merger agreement; (3) the risk of not fully realizing expected synergies in the timeframe expected or at all; (4) the risk that the proposed transactions disrupt current plans and operations, increase operating costs, result in management distraction and the potential difficulties in maintaining relationships with customers, suppliers and other third parties and employee retention as a result of the announcement and consummation of such transactions; (5) the outcome of any legal proceedings that may be instituted against the companies following announcement of the merger agreement and transactions contemplated therein; and (6) the possibility that the companies may be adversely affected by other economic, business, and/or competitive factors.

Any number of other factors could affect actual results and events, including, without limitation; the ability to enhance operating performance through in-store initiatives, store remodel programs and the addition of new equipment and products to existing stores; fluctuations in domestic and global petroleum and fuel markets; realizing expected benefits from fuel supply agreements; changes in the competitive landscape of the convenience store industry, including fuel stations and other non-traditional retailers located in the companies’ markets; the effect of national and regional economic conditions on the convenience store industry and the companies’ markets; the global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions and climate change on customer traffic and spending; legal, technological, political and scientific developments regarding climate change; financial difficulties of suppliers, including the companies’ principal suppliers of fuel and merchandise, and their ability to continue to supply their stores; the companies’ financial leverage and debt covenants; a disruption of IT systems or a failure to protect sensitive customer, employee or vendor data; the ability to identify suitable acquisition targets and to take advantage of expected synergies in connection with acquisitions; the actual operating results of new or acquired stores; the ability to divest non-core assets; environmental risks associated with selling petroleum products; governmental laws and regulations, including those relating to the environment and the impact of mandated health care laws; and unanticipated legal and other expenses. These and other risk factors are discussed in Alimentation Couche-Tard Inc. and CST Brands, Inc.’s filings with securities authorities in Canada and the United States, respectively. While the companies may elect to update these forward-looking statements at some point in the future, they specifically disclaim any obligation to do so.

Contacts

Investors:

CST Brands, Inc.

Randy Palmer, 210-692-2160

Executive Director – Investor Relations

Or

Media:

CST Brands, Inc.

Lisa Koenig, 210-692-2659

Director of Communications

Or

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann, Joseph Sala or Nick Leasure, 212-355-4449